FIFTH AMENDMENT TO OFFICE LEASE

THIS FIFTH AMENDMENT TO OFFICE LEASE (the "**Amendment**") is executed effective as of April 18, 2016 (the "**Effective Date**"), by and between **YPI NORTH BELT PORTFOLIO, LLC**, a Delaware limited liability company ("**Landlord**"), as landlord, and **ENGLOBAL U.S., INC.**, a Texas corporation ("**Tenant**"), as tenant, as successor by merger with **ENGLOBAL CORPORATE SERVICES, INC.**

Recitals

WHEREAS, **KOLL BREN FUND V, L.P.**, a Delaware limited partnership ("**Prior Landlord**") and Tenant previously entered into that certain Office Lease dated March 4, 2005 (the "**Original Lease**"), as amended by that certain First Amendment to Office Lease dated effective as of November 3, 2005, that certain Amended and Restated First Amendment to Office Lease dated effective as of November 3, 2005, that certain Second Amendment to Office Lease dated effective as of July 31, 2006, that certain Third Amendment to Office Lease dated effective as of April 18, 2007, and that certain Fourth Amendment to Office Lease dated effective as of March 1, 2010 (collectively, the "**Lease**"); and

WHEREAS, pursuant to the Lease, Tenant currently leases 34,894 square feet of Rentable Area known as Suite 400 (the "**Current Premises**"), which was previously measured to contain 33,759 square feet of Rentable Area, on the 4th floor of the building commonly known as Bridgewood I (the "**Building**") located at 654 North Sam Houston Parkway East, Houston, Texas 77060; and

WHEREAS, subject to and in accordance with this Amendment, Landlord, as successor in interest to Prior Landlord, and Tenant desire to amend the Lease as hereinafter provided.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Defined Terms. Unless otherwise defined herein, each defined term used in this Amendment has the same meaning given to such term in the Lease.

2. Surrendered Space and Reduced Premises. Tenant shall, no later than April 30, 2016, (a) vacate and cease conducting any business in that certain portion of the Current Premises containing 7,071 square feet of Rentable Area (the "**Surrendered Space**"), which is depicted on **EXHIBIT A** attached to this Amendment; (b) remove from the Surrendered Space all of Tenant's furniture, moveable trade fixtures, equipment, files and other personal property; and (c) surrender the Surrendered Space and deliver physical possession of the Surrendered Space to Landlord in a broom clean condition and otherwise in the condition required under the provisions of the Lease. As of May 1, 2016 (the "**Premises Reduction Date**"), the Premises under the Lease is hereby decreased by the elimination of the Surrendered Space from the 34,894

square feet of Rentable Area comprising the Current Premises, thereby reducing the Premises to a total of 27,823 square feet of Rentable Area (the "**Reduced Premises**").

a. As of the Premises Reduction Date, the Surrendered Space shall be deemed surrendered by Tenant to Landlord, the Lease, as amended hereby, shall be deemed terminated with respect to the Surrendered Space, and the "**Premises**", as defined in the Lease, as amended hereby, shall mean and only refer to the Reduced Premises containing 27,823 square feet of Rentable Area. Additionally, as of the Premises Reduction Date, (a) all prior depictions of the Premises contained in the Lease are deleted in their entirety and replaced with the depiction of the Reduced Premises on **EXHIBIT A** attached to this Amendment, which replaces and supersedes for all purposes all such prior depictions of the Premises; and (b) EXHIBIT **A** is incorporated in the Lease, as amended hereby, by reference for all purposes in lieu of such prior depictions of the Premises.

b. Beginning on the Premises Reduction Date, Tenant shall have no further claim for the lease, use, occupancy or possession of any of the Surrendered Space. If Tenant fails to vacate the Surrendered Space by 11:59 p.m., Houston, Texas time, on April 30, 2016, such failure shall constitute a material breach and default by Tenant of the Lease, as amended hereby, whereupon, notwithstanding anything to the contrary contained in the Lease, Landlord shall be entitled to exercise and enforce without any notice to Tenant all of the rights and remedies under the Lease, as amended hereby, and all applicable laws, including, but not limited to, initiating a lawsuit or forcible detainer action to evict Tenant from the Surrendered Space; and seeking to collect all court costs and reasonable attorneys' fees and expenses incurred by Landlord as a result of such breach and default by Tenant of the Lease, as amended hereby.

c. After the Premises Reduction Date, Landlord shall have the right, but not the obligation, at Tenant's expense to construct a demising wall using Building standard materials, demising the Surrendered Space from the Reduced Premises.

d. If, after April 30, 2016, Tenant uses, occupies or possesses all or any portion of the Surrendered Space, Tenant shall, beginning on the date Tenant first begins to use, occupy or possess the Surrendered Space or portion thereof and continuing regularly monthly thereafter through and including the expiration of the Second Extended Term (as defined in Paragraph 3 hereof), pay to Landlord in monthly installments Base Rent, Additional Rent (pursuant to Paragraph 3 of the Original Lease) and any other charges due under the Lease, as amended hereby, for the lease of the Surrendered Space at the same square foot of Rentable Area basis that Tenant is then obligated to pay to Landlord for the lease of the Reduced Premises. Such Base Rent, Additional Rent and other charges due under the Lease, as amended hereby, for the lease of the Surrendered Space shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby, **EXCEPT THAT**, as to the Surrendered Space **ONLY**, the term "**Tenant's Proportionate Share of Operating Costs**" shall mean 5.190% (*i.e.*, 7,071 square feet of Rentable Area of the Surrendered Space divided by 136,231 square feet of Rentable Area of the Building).

3. Extension of Lease Term as to Reduced Premises. The First Extended Term of the Lease as to the Current Premises currently expires on July 31, 2016. As of the Effective Date, the Lease Term as to the Reduced Premises **ONLY** is hereby extended for an additional period of twenty-seven (27) months (the "**Second Extended Term**") commencing on August 1, 2016, and unless sooner terminated as provided in the Lease, as amended hereby, expiring on October 31, 2018 (the "**Termination Date**"). All references contained in the Lease to the terms "**Lease Term**" and "**Termination Date**" and the phrase "**term of this Lease**" are hereby amended to reflect the Second Extended Term.

4. Base Rent. Notwithstanding anything to the contrary contained in the Lease, in addition to Additional Rent (pursuant to Paragraph 3 of the Original Lease) required to be paid by Tenant under the Lease, as amended hereby, (a) during the three (3) month period beginning on the Premises Reduction Date and ending on July 31, 2016, Tenant shall pay to Landlord equal monthly installments of Base Rent for the lease of the Reduced Premises, in the amount of $37,097.33 each (*i.e.*, $16.00 per square foot of Rentable Area per year); and (b) during the Second Extended Term, Tenant shall pay to Landlord equal monthly installments of Base Rent for the lease of the Reduced Premises, in the amount of $31,300.88 each (*i.e.*, $13.50 per square foot of Rentable Area per year). All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

5. Tenant's Proportionate Share of Operating Costs. During the Second Extended Term, (a) Tenant's Proportionate Share of Operating Costs for the Reduced Premises shall mean 20.423% (*i.e.*, 27,823 square feet of Rentable Area of the Reduced Premises divided by 136,231 square feet of Rentable Area of the Building); and (b) the Base Year for Operating Costs shall continue to be calendar year 2010, as provided in the Lease.

6. Condition of Premises. As of the Effective Date, Tenant currently occupies all of the Current Premises. Tenant hereby acknowledges and agrees that, except and only to the extent of the Landlord Work (as defined in the Work Letter attached hereto as **EXHIBIT A** (the "**Work Letter**") and executed by Landlord and Tenant) to be performed by Landlord's general contractor in the Reduced Premises as provided in the Work Letter, (a) the Current Premises and the Building are satisfactory to Tenant in all respects; (b) Tenant hereby accepts the Current Premises and the Building in their present "**AS IS, WHERE IS**" and "**WITH ALL FAULTS**" condition with any and all faults and latent or patent defects and without relying upon any representation or warranty (express or implied) of Landlord or any employee, agent, contractor or representative of Landlord; and (c) the Current Premises and the Building are in good order and satisfactory condition. **LANDLORD HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE CONDITION OR SUITABILITY OF THE CURRENT PREMISES OR THE BUILDING ON THE EFFECTIVE DATE. FURTHER, TO THE EXTENT PERMITTED BY LAW, TENANT WAIVES ANY IMPLIED WARRANTY OF SUITABILITY OR OTHER IMPLIED WARRANTIES THAT LANDLORD WILL MAINTAIN OR REPAIR THE CURRENT PREMISES OR ITS APPURTENANCES EXCEPT AS MAY BE CLEARLY AND EXPRESSLY PROVIDED IN THE LEASE, AS AMENDED HEREBY.** Landlord has not made, and does not make, any representations or warranties to Tenant regarding the physical condition of the Current Premises or the Building. Tenant further acknowledges and agrees that,

except and only to the extent of the Landlord Work to be performed by Landlord's general contractor in the Reduced Premises as provided in the Work Letter, Landlord has no obligation to install or construct any improvements or other alterations or modifications in the Current Premises (or any part thereof) or to pay or reimburse Tenant for any costs or expenses it has paid or incurred, or hereafter pays or incurs, in connection with the installation or construction of any improvements or other alterations or modifications to the Current Premises (or any part thereof).

7. Parking. During the Second Extended Term, the total number of parking spaces that shall be made available by Landlord to Tenant **AT NO CHARGE** for Tenant's use pursuant to the Lease, as amended hereby, shall be four (4) parking spaces for each 1,000 square feet of Rentable Area of the Reduced Premises, twenty-eight (28) of which parking spaces shall be covered, reserved parking spaces in locations to be designated by Landlord and the remainder of which parking spaces shall be uncovered, unassigned and unreserved parking spaces. In addition to the foregoing reserved parking spaces, during the Second Extended Term, Tenant shall be entitled to request that Landlord make available to Tenant **AT NO CHARGE** for Tenant's use pursuant to the Lease, as amended hereby, on a month-to-month basis pursuant to a separate written license agreement to be executed by Landlord and Tenant up to four (4) additional covered, reserved parking spaces in areas to be designated by Landlord.

8. One Renewal Option at Market. The provisions of Addendum One (ONE RENEWAL OPTION AT MARKET) attached to the Original Lease shall continue in full force and effect during the Second Extended Term.

9. Right of First Refusal. The provisions of Addendum Three (RIGHT OF FIRST REFUSAL) attached to the Original Lease shall continue in full force and effect during the First Extended Term.

10. HVAC Inspection, Repair and Balancing. Landlord shall at its sole cost and expense (a) cause the HVAC units serving the Reduced Premises and the Building's interior Common Areas to be inspected; (b) promptly make any repairs recommended in the inspection report; and (c) properly balance the HVAC units serving the Premises.

11. Subordination, Non-Disturbance and Attornment Agreement. Within a reasonable period of time after Landlord's receipt from Tenant of a written request for a subordination, non-disturbance and attornment agreement in connection with this Amendment, Landlord shall deliver to Tenant, and Tenant shall execute, the unaltered form of a subordination, non-disturbance and attornment agreement promulgated by the holder of the first lien deed of trust encumbering the Building (the "**Approved SNDA**") and Landlord shall use commercially reasonable, good faith efforts to obtain, within forty-five (45) days after Tenant's execution of the Approved SNDA, said holder's execution of the Approved SNDA; provided, however, that, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE LEASE, AS AMENDED HEREBY, if said holder does not execute the Approved SNDA executed by Tenant, (a) Landlord shall not be in default of the Lease, as amended hereby; (b) Landlord shall not have any liability to Tenant as a result thereof; and (c) the subordination of the Lease, as amended hereby, to the first lien deed of trust encumbering the Building shall remain unaffected thereby.

12. Assignment and Subletting. Notwithstanding anything to the contrary contained in Paragraph 11 of the Original Lease, (a) if Tenant delivers a written request to Landlord requesting Landlord's consent to a proposed lease assignment or sublease of the Premises by Tenant, which written request conforms with the provisions of said Paragraph 11, then Landlord (i) shall not unreasonably withhold its consent; and (ii) Landlord shall, within five (5) business days after Landlord's receipt of Tenant's written request conforming with the provisions of said Paragraph 11, review such request and deliver to Tenant either Landlord's consent to, or its decline to consent to, such written request; and (b) Landlord's decline to consent to any proposed lease assignment or sublease of the Premises by Tenant shall not be deemed unreasonably withheld if (i) an amount of vacant square feet of Rentable Area equal to or greater than the then square feet of Rentable Area of the Premises (in the case of a proposed lease assignment) or the square feet of Rentable Area of the portion of the Premises that Tenant proposes to sublease (in the case of a proposed sublease) is then vacant in the Building and available for direct lease from Landlord; or (ii) if Tenant does not execute an agreement with Landlord requiring Tenant to pay to Landlord, as Additional Rent, fifty percent (50%) of all monies or other consideration received by Tenant (whether as consideration for Tenant's transfer of property or other assets to the transferee or as consideration for the transferee's occupancy of the Premises) from its transferee net of Transaction Expenses (as hereinafter defined), which Additional Rent shall be paid to Landlord as and when received by Tenant. The term "**Transaction Expenses**" means, collectively, usual and customary real estate commissions actually paid by Tenant to a real estate agent or broker not related to, affiliated with or employed by Tenant or its affiliates and construction, refurbishment and moving allowances actually paid by Tenant to or for the use and benefit of its transferee.

13. Remaining Provisions. Except and only to the extent expressly amended by this Amendment, all terms and provisions of the Lease shall apply to Tenant's lease, use, occupancy and possession of the Reduced Premises during the Second Extended Term.

14. Brokers. **PM REALTY GROUP** ("**Landlord's Broker**") exclusively represented Landlord in connection with this Amendment. **JACKSON & COOKSEY, INC.** ("**Tenant's Broker**") exclusively represented Tenant in connection with this Amendment. Tenant hereby represents and warrants to Landlord that, except for Tenant's Broker, no real estate broker, agent or salesperson represented Tenant in connection with this Amendment or the Second Extended Term. Tenant further represents and warrants to Landlord that, except for Landlord's Broker and Tenant's Broker, Tenant has not dealt with any real estate broker, agent or salesperson in connection with this Amendment or the Second Extended Term. Tenant hereby indemnifies and holds Landlord harmless against any claim, demand, action, cause of action, lawsuit, damages, judgment, settlement, cost, expense or other obligation of any kind, including, but not limited to, court costs and reasonable attorneys' fees and court costs incurred by Landlord if Tenant's representations and warranties contained in this Paragraph 14 are untrue or inaccurate in any respect.

15. No Offer or Option. The submission by Landlord to Tenant of one or more drafts of this Amendment for Tenant's review and comment does not constitute, and shall not be deemed or construed to be, an offer, option, commitment or agreement by Landlord to execute

such draft or drafts, and such submission does not grant or confer any rights or interests to Tenant or impose any obligations on Landlord regardless of any reliance, change of position, or partial performance by either Landlord or Tenant in respect of such submission. No such drafts shall be binding or enforceable against Landlord or Tenant, it being the intent of each of the parties hereto that this Amendment shall not be effective, binding or enforceable against either party hereto until this Amendment is duly executed and delivered by both Landlord and Tenant.

16. Other. Except as expressly set forth in this Amendment, the Lease has not been modified or amended. The Lease, as amended by this Amendment, is in full force and effect. The parties hereto hereby ratify, confirm and approve in all respects the Lease, as amended by this Amendment. To the best of Landlord's knowledge as of the date on which Landlord executes this Amendment, Tenant is not in default of its obligations under the Lease. To the best of Tenant's knowledge as of the date on which Tenant executes this Amendment, (a) Landlord is not in default of its obligations under the Lease; and (b) no event has occurred that with the passage of time, the giving of notice or both will constitute a default or breach by Landlord of its obligations and liabilities under the Lease. No rent or other charges due under the Lease have been paid by Tenant in advance of the current month. Tenant is not entitled to any refunds, rebates, offsets or credits with respect to any amounts heretofore paid by Tenant under the Lease. Tenant has no claim, counterclaim or other defense to the payment of rent or other amounts due or to become due under the Lease, as amended hereby, or the performance of any of Tenant's other obligations under the Lease, as amended hereby. Tenant has not assigned the Lease or any of the right, title or interest of the tenant under the Lease. Tenant has not subleased the Current Premises or any part thereof. No person or entity other than Tenant occupies any portion of the Current Premises. The Lease, as amended by this Amendment, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces for all purposes all prior and contemporaneous agreements and understandings, whether oral or written, between the parties hereto and their respective successors and permitted assigns. The Lease, as amended by this Amendment, cannot be modified or amended, except in writing executed by both parties hereto. The Lease, as amended by this Amendment, is governed by and will be construed and enforced in accordance with the laws of the State of Texas. Time is of the essence in the performance by each party of its obligations under the Lease, as amended by this Amendment.

17. Authority. Each party hereto represents and warrants that the agent, partner or officer executing this Amendment on its behalf is fully authorized, directed and empowered to execute and deliver this Amendment in such capacity as the act and deed of the party on whose behalf he or she is executing this Amendment and that all partnership, corporate or company action requisite to such execution and delivery has been taken by such party.

18. Counterparts. This Amendment may be executed in counterparts, and each counterpart when fully executed and delivered by the parties hereto will be an original instrument, but all such counterparts will constitute one agreement.

(signature page follows)

IN WITNESS WHEREOF, each of Landlord and Tenant has executed this Amendment on the date set opposite its signature below, but to be effective as of the Effective Date.

LANDLORD:

YPI NORTH BELT PORTFOLIO, LLC, a Delaware limited liability company

By: ______________________
John Cook, Vice President

TENANT:

ENGLOBAL U.S., INC., a Texas corporation, as successor by merger with **ENGLOBAL CORPORATE SERVICES, INC.**

By: ______________________
Name: Mark A. Hess
Its Duly Authorized CFO

ENGlobal
Legal
APPROVED

Signed ______________________
4/14/16 Tami Walker

EXHIBIT A

SITE PLAN OF REDUCED PREMISES AND SURRENDERED SPACE

THIS DRAWING IS TO BE USED FOR AREA CALCULATION PURPOSES ONLY (IT CANNOT BE USED AS A FINAL DESIGN OR FOR CONSTRUCTION). IT DOES NOT ILLUSTRATE ALL REQUIRED EXITS, WALLS, DOORS OR OTHER REQUIRED FEATURES.

HATCHED AREA B– 7,071 NRSF



HATCHED AREA A– 27,823 NRSF

Area Calculation- AC022416

Bridgewood I

654 North Sam Houston Parkway - Level 4



0 5 10 25 50

PMRG | PM Realty Group

Leased By:
Marci Phillips
TEL: 281 444 6434

YOUNAN PROPERTIES

Prepared by:
Radian Architecture

February 24, 2016
Project Number: 1676.01
Younan Project Number: 1962

EXHIBIT B

WORK LETTER

1. This Work Letter (this "**Work Letter**") is attached to and part of that certain Fifth Amendment to Office Lease (the "**Fifth Amendment**") executed by and between **YPI NORTH BELT PORTFOLIO, LLC**, a Delaware limited liability company ("**Landlord**"), as landlord, and **ENGLOBAL U.S., INC.**, a Texas corporation ("**Tenant**"), as tenant, as successor by merger with **ENGLOBAL CORPORATE SERVICES, INC.** Except as expressly defined in this Work Letter, each defined term used in this Work Letter has the same meaning given to such term in the Fifth Amendment.

2. Landlord and Tenant acknowledge that Plans (defined below) for the work to be performed by Landlord's general contractor in the Reduced Premises (collectively, the "**Landlord Work**") have not yet been prepared and, therefore, it is impossible to determine the exact cost of the Landlord Work at this time. Accordingly, Landlord and Tenant agree that Landlord's obligation to pay for the cost of the Landlord Work (including hard construction costs, general contractor's fees, construction management fees, engineering fees, space planning fees, fees for plans, specifications and construction drawings, permitting fees and costs and applicable taxes) shall be limited to an amount equal to **$3.00 per square foot of Rentable Area of the Reduced Premises** (the "**Construction Allowance**"). Tenant shall pay at its sole expense all costs of the Landlord Work that exceed the Construction Allowance.

3. Landlord shall select and approve the general contractor to perform the Landlord Work through a competitive bid process provided the general contractor must be qualified as determined by Landlord to perform work in the Building. Landlord shall also have the right to select and approve all subcontractors used by the general contractor in connection with the Landlord Work. Tenant shall pay Landlord or its designee a construction management fee equal to three percent (3%) of the cost of the Landlord Work to compensate Landlord or its designee for construction management services performed by it in connection with the Landlord Work, which construction management fee shall be disbursed directly to Landlord from the Construction Allowance.

4. Space planning, architectural and engineering (mechanical, electrical and plumbing) drawings for the Landlord Work shall be prepared at Tenant's sole cost and expense. The space planning, architectural and mechanical drawings are collectively referred to herein as the "**Plans**". The Plans shall specify with particularity the scope and description of the Landlord Work.

5. Tenant shall deliver to Landlord any information reasonably requested by Landlord and shall deliver to Landlord Tenant's approval or disapproval of any preliminary or final layout, drawings, or plans within three (3) Business Days after written request. Any disapproval by Tenant must be in writing and state with particularity the reason or basis for such disapproval. Tenant shall devote such time in consultation with Landlord and its architect and engineer as may be reasonably required to provide all information Landlord deems necessary in order to enable Landlord's architect and engineer to complete, and obtain Tenant's written

approval of the Plans for the Landlord Work no earlier than the Premises Reduction Date and no later than five (5) Business Days after Landlord's delivers the proposed Plans to Tenant (the "**Plans Due Date**"). If Tenant does not approve the Plans on or before the Plans Due Date, Tenant shall be responsible for one (1) day of Tenant Delay (defined below) for each day after the Plans Due Date until Tenant delivers to Landlord Tenant's written approval of the Plans. Neither Landlord's approval of the Plans nor the supervision of the Landlord Work by Landlord or its designee shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency and propriety of the Plans or the quality of workmanship or compliance of the Landlord Work with applicable law. As used in this Work Letter, the term "**Tenant Delay**" means any delay in the completion by Landlord's general contractor of the Landlord Work resulting from the acts or omissions of Tenant or its employees, agents, contractors (or their subcontractors) or vendors, including, but not limited to (a) Tenant's failure to timely comply with its obligations under this Work Letter; (b) any additional time, as reasonably determined by Landlord, which results from ordering, receiving, fabricating and/or installing items or materials with long lead times; (c) delays in the construction of the Landlord Work caused by Tenant's requesting a Change Order (defined below) after Tenant's approval of the Plans or resulting from the general contractor's performance of the Change Order; or (d) any delay by Tenant in timely approving or disapproving any preliminary or final layout, drawings, or plans or approving the Plans.

6. Prior to commencing construction of the Landlord Work, Landlord shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including, but not limited to, hard construction costs, general contractor's fees, construction management fees, engineering fees, space planning fees, fees for plans, specifications and construction drawings, permitting fees and costs and applicable taxes. Within three (3) Business Days thereafter, Tenant shall either notify Landlord in writing of its approval of Landlord's cost estimate, or stating in writing Tenant's objections to the cost estimate specifying with particularity the reason or basis for such objections and detailing any desired changes Tenant wishes to make to the proposed Landlord Work. If Tenant delivers to Landlord such written objections and desired changes, Tenant shall work with Landlord in good faith to alter the scope of the Landlord Work in order to reach a mutually acceptable alternative cost estimate; provided, however, that Tenant shall be responsible for one (1) day of Tenant Delay for each day after the expiration of the three (3) Business Day period until Tenant approves Landlord's cost estimate.

7. If Landlord's good faith estimate or the actual cost of the Landlord Work exceeds the Construction Allowance (such excess being collectively called the "**Excess Costs**"), Tenant shall pay to Landlord such Excess Costs within five (5) Business Days after Landlord's written demand. Landlord shall not be required to proceed with, or continue, the construction of the Landlord Work until Tenant pays such Excess Costs to Landlord. Any delay in the completion of the Landlord Work due to a delay by Tenant in paying the Excess Costs to Landlord shall constitute Tenant Delay. The statements of costs submitted to Landlord by the general contractor and any subcontractors shall be conclusive for purposes of determining the actual cost of the items described therein. The Excess Costs constitute Rent payable pursuant to the Lease, and Tenant's failure to timely pay to Landlord the Excess Costs when due hereunder constitutes an Event of Default under the Lease, as amended by the Fifth Amendment.

8. After Tenant's approval of the Plans, Tenant may at its option submit to Landlord for its approval a change to the Landlord Work or the Plans, which approval Landlord shall not unreasonably withhold, condition or delay; provided, however, that notwithstanding the foregoing, Landlord shall not be deemed or construed to have unreasonably withheld, conditioned or delayed its approval if the change submitted by Tenant would adversely affect the Building or the Common Areas, lobbies, stairs, elevators, elevator shafts, multi-tenant corridors, roof, roof covering and membrane, curtain wall glass, atrium glass, restrooms in the Common Areas, the Building's foundation, structural portions of the Building, columns and beams, or the plumbing, HVAC systems and mechanical, electrical and life safety equipment serving the Building and Reduced Premises. Any change order submitted by Tenant and approved by Landlord is herein called a "**Change Order**". Following Landlord's approval of a Change Order, Landlord shall cause any necessary revisions to the Plans to be prepared and Tenant shall reimburse Landlord within five (5) Business Days after Tenant's receipt of Landlord's invoice for the cost of preparing such revisions. Landlord shall notify Tenant in writing of the estimated increased costs, if any, which will be chargeable to Tenant by reason of a Change Order, which increased cost shall constitute and be deemed and construed to be Excess Costs hereunder and shall be subject to the provisions of Paragraph 7 hereof. Tenant shall, within three (3) Business Days after receiving Landlord's estimate of the cost of any Change Order, notify Landlord in writing whether Tenant desires to proceed with such Change Order. In the absence of such written authorization, Landlord shall have the option to continue the construction of the Landlord Work disregarding the submitted Change Order.

9. Provided that (a) Tenant has vacated and ceased to conduct any business in the Surrendered Space, remove from the Surrendered Space all of Tenant's furniture, moveable trade fixtures, equipment, files and other personal property and surrendered the Surrendered Space and delivered physical possession thereof to Landlord in the condition specified in Paragraph 2 of the Fifth Amendment; (b) no Event of Default by Tenant then exists under the Lease, as amended by the Fifth Amendment; (c) Tenant has approved the Plans; and (d) Tenant has paid to Landlord any Excess Costs, then and in such events Landlord shall, within a reasonable period of time after the Premises Reduction Date, cause the general contractor to commence the construction of the Landlord Work and thereafter diligently perform the Landlord Work, subject to any Tenant Delay and the occurrence of any one or more events of force majeure, in accordance with the Plans. No delay in the substantial completion of the Landlord Work resulting from Tenant Delay or the occurrence of one or more events of force majeure shall constitute or be deemed or construed to be a delay by Landlord or lack of diligence on the part of Landlord or its general contractor. Landlord shall notify Tenant in writing when the Landlord Work is substantially complete.

10. Provided that Tenant furnishes to Landlord, no later than fifteen (15) days after Landlord notifies Tenant that the Landlord Work is substantially complete, a written "punch list" prepared by Tenant based on a walkover by Landlord's property manager and Landlord's general contractor (which parties Landlord shall cause to be available for such walkover at Tenant's reasonable request) and Tenant's representatives of the Reduced Premises specifying the construction items of the Landlord Work, which Tenant claims were not completed by Landlord as required by the Plans and any approved Change Orders, then Landlord shall at its expense, within thirty (30) days after Landlord's receipt of such punch list, remedy all punch list items,

which Landlord's architect or engineer reasonably agrees are included in the scope of the Landlord Work.

11. This Work Letter shall not apply to any additional space hereafter leased by Tenant in the Building or to any portion of the Reduced Premises or any additional space leased by Tenant in the event of a renewal or extension of the Term.

12. If requested in writing by Tenant during the period of thirty (30) days after Landlord delivered to Tenant the Commencement Letter, in the form of **EXHIBIT C** attached to the Fifth Amendment, for Tenant's completion and execution, and further provided (a) no Event of Default by Tenant then exists under the Lease, as amended by the Fifth Amendment, and is continuing after any applicable notice was given and any applicable grace or cure period has expired; and (b) Landlord has not then disbursed the entire Construction Allowance, then and in such events Landlord shall credit a portion of such undisbursed balance of the Construction Allowance, not to exceed, in the aggregate, **$0.50 per square foot of Rentable Area of the Reduced Premises**, to the payment of the next installment(s) of Base Rent coming due under the Lease, as amended by the Fifth Amendment. Subject to the provisions of this Paragraph 12, if the actual cost of the Landlord Work is less than the Construction Allowance, Tenant shall not be entitled to any credit, payment or abatement on account thereof, and Landlord shall retain any such undisbursed portion of the Construction Allowance.

13. This Work Letter exclusively governs and controls all Landlord Work to be constructed in the Premises, and no other leasehold improvements or Alterations provisions contained in the Lease shall apply to or govern the construction of the Landlord Work.

14. Each party hereto represents and warrants that the agent, partner or officer executing this Work Letter on its behalf is fully authorized, directed and empowered to execute and deliver this Work Letter in such capacity as the act and deed of the party on whose behalf he or she is executing this Work Letter and that all partnership, corporate or company action requisite to such execution and delivery has been taken by such party.

15. This Work Letter may be executed in counterparts, and each counterpart when fully executed and delivered by the parties hereto will be an original instrument, but all such counterparts will constitute one agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Work Letter as of the date first above written.

LANDLORD:

YPI NORTH BELT PORTFOLIO, LLC, a Delaware limited liability company

By: ____________________
John Cook, Vice President

TENANT:

ENGLOBAL U.S., INC., a Texas corporation, as successor by merger with **ENGLOBAL CORPORATE SERVICES, INC.**

By: ____________________
Name: Mark A. Hess
Its Duly Authorized CFO

ENGlobal
Legal
APPROVED

Signed ____________________
4/14/16 Tami Walker

EXHIBIT C

COMMENCEMENT LETTER

_______________, 2016

ENGlobal U.S., Inc.
654 North Sam Houston Parkway East
Suite 400
Houston, TX 77060

Re: Commencement Letter pursuant to that certain pursuant to that certain Fifth Amendment to Office Lease (the "**Fifth Amendment**") executed by and between **YPI NORTH BELT PORTFOLIO, LLC**, a Delaware limited liability company ("**Landlord**"), as landlord, and **ENGLOBAL U.S., INC.**, a Texas corporation ("**Tenant**"), as tenant, as successor by merger with **ENGLOBAL CORPORATE SERVICES, INC.**, for the lease of certain premises, as more particularly described in the Lease (the "**Reduced Premises**"), in the office building located at 654 North Sam Houston Parkway East, Houston, Texas 77060, commonly known as Bridgewood I office building

Unless otherwise defined herein, each defined term used in this Commencement Letter has the same meaning given to such term in the Lease, as amended by the Fifth Amendment.

In accordance with the provisions of the Lease, as amended by the Fifth Amendment, Tenant hereby approves and accepts the Reduced Premises and all Landlord Work constructed by Landlord in the Reduced Premises pursuant to the Work Letter. Tenant hereby acknowledges and agrees that Landlord has disbursed all of the Construction Allowance, which the Work Letter obligates Landlord to disburse. Tenant further acknowledges and agrees that Tenant shall not be entitled to any credit, payment or abatement on account of any undisbursed portion of the Construction Allowance, which the Work Letter does not obligate Landlord to disburse thereof, and Landlord is entitled to retain any such undisbursed portion of the Construction Allowance. Tenant certifies to Landlord that on _______________, 2016, Landlord notified Tenant that the Landlord Work was substantially complete.

As provided in the Fifth Amendment, notwithstanding anything to the contrary contained in the Lease, in addition to Additional Rent (pursuant to Paragraph 3 of the Original Lease) required to be paid by Tenant under the Lease, as amended by the Fifth Amendment, (a) during the three (3) month period beginning on the Premises Reduction Date and ending on July 31, 2016, Tenant shall pay to Landlord equal monthly installments of Base Rent for the lease of the Reduced Premises, in the amount of $37,097.33 each (*i.e.*, $16.00 per square foot of Rentable Area per year); and (b) during the Second Extended Term, Tenant shall pay to Landlord equal monthly

installments of Base Rent for the lease of the Reduced Premises, in the amount of $31,300.88 each (*i.e.*, $13.50 per square foot of Rentable Area per year). All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended by the Fifth Amendment.

Please acknowledge your agreement to the terms set forth above by signing all counterparts of this Commencement Letter in the space provided and return two (2) fully executed counterparts to my attention.

TENANT'S FAILURE TO EXECUTE AND RETURN THE COMMENCEMENT LETTER, OR TO PROVIDE WRITTEN OBJECTION TO THE STATEMENTS CONTAINED THEREIN, WITHIN TEN (10) DAYS AFTER THE DATE OF THIS COMMENCEMENT LETTER SHALL BE DEEMED AN APPROVAL BY TENANT OF ALL STATEMENTS CONTAINED HEREIN.

Sincerely,

____
Property Manager

AGREED TO AND ACCEPTED by
Tenant on ____________________, 2016:

ENGLOBAL U.S., INC., a Texas corporation,
as successor by merger with **ENGLOBAL CORPORATE SERVICES, INC.**

By: ______________________________
Name: ____________________________
Its duly authorized ____________________